CHRISTIE'S

AUCTION INVOICE

Account Address
Masterworks Gallery LLC as agent for Masterworks Cayman SPC o/b/o its Gallery Segregated Portf
225 Liberty Street
29th Floor
New York, NY 10281
United States

Invoice Number	DB 22025207
Date	11/11/2022
Account Number	[***]
Paddle Number	[***]

Sale Number 22011 **Sale Title** Visionary: The Paul G. Allen Collection Part II **Sale Date** 11/10/2022

Auctioneer **License No.**

Lot	Description	Transaction	Amount	Key	Sales Tax	Total Amount
134	BRIDGET RILEY (B. 1931) *Arcane* signed and dated 'Riley 72' (on the lower left turning edge); signed again, titled and dated again 'Arcane 1972 Riley' (on the reverse); signed again and titled again...	Hammer Premium	2,200,000.00 500,000.00			2,700,000.00
		Sub Total				
		Hammer	US$ 2,200,000.00			
		Premium	US$ 500,000.00			
		Sales Tax (DE,)				

Total Amount Due	US$ 2,700,000.00
Due Date	18 November 2022

Notes: Christie's charges a buyer's premium to the buyer on the hammer price of each lot sold at the following rates: 26% of the hammer price of each lot up to and including $1,000,000, 20% of the excess of the hammer price above $1,000,000 and up to including $6,000,000 and 14.5% of the excess of the hammer price above $6,000,000. For all lots, taxes are payable at the applicable rate on the total purchase price (i.e. the hammer price plus the applicable buyer's premium).

Christie's accepts payment by credit card up to $100,000 per sale, on which a fee of 2% will apply. The fee on $100,000 is $2,000.

To arrange collection and to confirm the location of your property, please contact PostSaleUS@Christies.com at least 48 hours beforehand.

02223091

PAYMENT METHODS for Visionary: The Paul G. Allen Collection

Please note: Christie's will not accept payment under this invoice from any party other than the buyer of record.
Lots purchased in our Visionary: The Paul G. Allen Collection Sales (22010 and 22011) at Christie's in New York may be paid for in the following ways:

Wire Transfer	JP Morgan Chase Bank, N.A. New York, NY 10017 ABA# [***] FBO: Christie's Inc. Dedicated Account Account # [***]	For banks asking for a Swift Code please quote: [***]
Cash	Up to $7,500 per annum (subject to conditions)	
Bankers Draft	Must be made payable to Christie's (subject to conditions)	
Cheque	Must be made payable to Christie's (must be drawn in USD on a US bank, clearance will take 5 to 10 business days)	

To assist in processing your payment efficiently, please quote your **sale, invoice number** and **account number** ; these may be found on your invoice.

Payments may be made in person at Christie's or by calling Post Sale Services.

Email	PostSaleUS@christies.com
Telephone	+1 212 636 2650
Fax	+1 212 636 4939
Mail	Christie's Inc., Post Sale Department, 20 Rockefeller Plaza, New York, NY 10020

Please see our Conditions of Sale for further information on buying at Christie's which can be found at the back of our catalogues and on our website: www.christies.com

Payment in full must be received in cleared funds before the property is released.

Failure to collect your property within 30 days of the sale date from any Christie's location will result in handling and administration charges plus any applicable sales tax.